Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (Nos. 333‑225140, 333-231723, and 333-238799), Form S-3 (Nos. 333-213908, 333-224845, 333‑226251, 333-233869, 333-246333, 333-255318, 333-278334, 333-278337 and 333-290829) and Form S-8 (Nos. 333-174819, 333-182578, 333-210833, 333-213248, 333-230741, 333-237168, 333‑258799, 333-264899, 333-270608, 333-276615, and 333-289534) of SELLAS Life Sciences Group, Inc. (the “Company”), of our report dated March 19, 2026, relating to the consolidated financial statements of the Company appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2025.

/s/ Baker Tilly US, LLP

San Jose, California
March 19, 2026